Exhibit 5.2
[LETTERHEAD OF TORYS LLP]
December 8, 2009
TO:  The Board of Directors of Brookfield Properties Corporation
     We hereby consent to the use of our name in the Registration Statement on Form F-10 filed by Brookfield Properties Corporation on December 8, 2009, as such may thereafter be amended or supplemented, and in the base shelf prospectus contained therein, under the caption “Legal Matters”. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act 1933, as amended.
Very truly yours,
/s/  Torys LLP